Exhibit 10.22

Alvotech Holdings S.A. (the Company)

and

Alvotech Lux Holdings S.A.S. (TopCo)

and

Floki Holdings S.à r.l. (Floki Holdings)

and

the parties listed in Annex 2 hereto (the Shareholders)

Alvotech BCA Framework Agreement

Table of Contents

1.	INTERPRETATION AND DEFINITIONS	5

2.	GRANT OF CONSENTS	10

3.	EXERCISE OF RIGHTS UNDER AND IN CONNECTION WITH THE SHAREHOLDERS’ AGREEMENT	10

4.	EXERCISE OF RIGHTS UNDER AND IN CONNECTION WITH THE CONVERTIBLE LOANS	12

5.	COMPENSATORY SHARE ISSUANCE	14

6.	EARNOUT SHARES	15

7.	KYC	16

8.	OWNERSHIP	17

9.	REDEMPTION	17

10.	MERGERS	18

11.	REPRESENTATIONS AND WARRANTIES	20

12.	BOARD APPOINTMENTS	20

13.	COOPERATION	21

14.	CATCHUP AGREEMENT	22

15.	TERMINATION AND EFFECT	22

16.	FEES	23

17.	CONFIDENTIALITY	23

18.	NOTICES	25

19.	VARIATION AND ASSIGNMENT	25

20.	WAIVER	25

21.	DEED OF ADHERENCE	25

22.	ENTIRE AGREEMENT	26

23.	INVALIDITY	26

24.	FURTHER ASSURANCE	27

25.	COUNTERPARTS	27

26.	INDULGENCE	27

27.	GOVERNING LAW	27

28.	ARBITRATION	27

29.	REMEDIES	28

ANNEX 1 – BCA		29

ANNEX 2—LIST OF SHAREHOLDERS		30

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THIS ALVOTECH BCA FRAMEWORK AGREEMENT (the “Framework Agreement”) is made on 7 December 2021 with effect as of the date hereof

BETWEEN

(1)

Alvotech Holdings S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies’ Register under number B 229.193 (the “Company”);

(2)

Alvotech Lux Holdings S.A.S., a simplified limited company (société anonyme simplifiée), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies’ Register under number B 258.884 (“TopCo”);

(3)

Floki Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue Heienhaff, L-1736 Senningerberg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B 223.899 (“Floki Holdings”); and

(4)	The parties listed in Annex 2 hereto, being the shareholders of the Company (the “Shareholders”)

(collectively the “Parties”, and each a “Party”).

RECITALS

(A)

On or about the date hereof, the Company, TopCo and Oaktree Acquisition Corp. II, a Cayman Island exempt company, registered with the Cayman Islands Companies Register under number 364940 (“Parent”), a blank check company incorporated as a Cayman Islands exempted company on 5 August 2020 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination with one or more businesses, will enter into a business combination agreement (the “BCA”, attached hereto as Annex 1 to which the Allocation Schedule is attached in the Annex 1 and the transactions contemplated therein and thereunder, the “Transactions” and the closing of the Transactions is referred to as the “Closing”) in respect of the intended business combination between the Company and Parent, with TopCo becoming the legal successor of the Company and Parent thereupon (the “Business Combination”). TopCo is a newly formed entity that was formed for purposes of consummating the Transactions.

(B)

The Business Combination is subject to certain conditions under the BCA including the approval of the Transactions by Parent’s shareholders and the possibility for the shareholders of Parent to request redemption of their shares in Parent in connection with obtaining such approval.

(C)

On the Closing Date, Parent will merge with and into TopCo (the “First Merger”), with TopCo as the surviving company and each issued and outstanding share of Parent will be exchanged for one (1) ordinary share of TopCo pursuant to a share capital increase of TopCo, and each outstanding warrant of Parent will, by its terms, automatically cease to represent a right to acquire Parent shares and shall be exchanged for a right to acquire one (1) ordinary share of TopCo.

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(D)

On the Closing Date, immediately after the effectiveness of the First Merger but prior to the Conversion (as defined below), TopCo will by way of a decrease of the share capital of TopCo redeem (the “Redemption”) and cancel all the 4,000,000 initial shares held by Floki Holdings at nominal value and in accordance with the Redemption Agreement.

(E)

On the Closing Date, immediately after the effectiveness of the First Merger and the Redemption, the legal form of TopCo shall be changed from a simplified limited company (société par actions simplifiée) to a public limited liability company (société anonyme) under the laws of the Grand Duchy of Luxembourg (the “Conversion”).

(F)

As part of the Transaction, TopCo and Parent are entering into subscription agreements with certain investors for additional investments in TopCo in connection with the Business Combination (the “PIPE Financing”), to be made on the Closing Date immediately after the effectiveness of the Conversion.

(G)

On the Closing Date, immediately following the effectiveness of the Conversion and the PIPE Financing, the Company will merge with and into TopCo, with TopCo as the surviving company (the “Second Merger”) with effect, subject to completion of certain conditions precedent, as from the publication of the minutes of the extraordinary general meetings of the Company and TopCo (the “Second Merger Effective Time”).

(H)

Certain Shareholders are parties to the Shareholders’ Agreement granting certain subscription rights. Such Shareholders wish to agree herein to the terms of exercise of such subscription rights. Furthermore, the Company has granted convertible loans which the holders thereof wish to convert in the framework of the Transactions. The present Framework Agreement shall serve as overall framework agreement for the exercise of the different rights and support the Business Combination.

NOW THEREFORE, the Parties agree as follows:

1.	INTERPRETATION AND DEFINITIONS

1.1	Definitions

In this Framework Agreement, capitalised terms shall have the meaning ascribed to them in this clause 1.1 or as otherwise referred in the index of defined terms:

“2020 Convertible Loan” means the convertible loan agreement dated 20 October 2020, together with the related conversion agreements and the Aztiq Warrant Agreement.

“2020 CL Conversion Shares” has the meaning set forth in clause 4.4.1.

“2020 CL Holder” means any Shareholder being also a holder of a portion of the 2020 Convertible Loan.

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“AB Shares” has the meaning set forth in clause 5.1.

“ACL Shares” has the meaning set forth in clause 4.3.1.

“AF Shares” has the meaning set forth in clause 3.2.1.

“AMF Shares” has the meaning set forth in clause 3.3.1.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Alvogen” means Alvogen Lux Holdings S.à r.l., a Luxembourg private limited company (société à responsabilité limitée), having its registered office at 5, rue Heienhaff, L- 1736 Senningerberg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B 149.045.

“Alvogen Convertible Loan” means the amended and restated convertible loan agreement dated 21 October 2020 with a principal amount of USD 21,500,000 between Alvogen and the Company, including the related conversion letter.

“Alvogen Conversion Shares” has the meaning set forth in clause 4.1.1.

“Alvogen Transfer Debt” has the meaning set forth in the Shareholders’ Agreement.

“Applicable Shareholder Loans” means the 2020 Convertible Loan, the Alvogen Convertible Loan, the Aztiq Convertible Loan, the Alvogen Transfer Debt (without double counting) and the Floki Loan.

“Applicable Shareholders” has the meaning set forth in clause 4.5.2.

“Articles of Association” means the articles of association of the Company, as amended from time to time.

“AWC Shares” has the meaning set forth in clause 4.2.1.

“Aztiq” means Aztiq Pharma Partners S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 5, rue Heienhaff, L- 1736 Senningerberg, Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B 147.728.

“Aztiq Convertible Loan” means the amended and restated convertible loan agreement dated 21 October 2020 with a principal amount of USD 11,690,799 between Aztiq and the Company, including the related conversion letter.

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“Aztiq Warrant Agreement” means the amended and restated warrant agreement between Aztiq and the Company dated 21 October 2020.

“BCA” has the meaning set forth in Recital (A).

“Beneficially Own” and correlative terms such as “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 under the Exchange Act and shall be calculated in accordance therewith.

“Business Combination” has the meaning set forth in Recital (A).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, Grand Duchy of Luxembourg, Cayman Islands and Iceland are open for the general transaction of business.

“Buyback” has the meaning set forth in clause 6.2.

“Catchup Agreement” means the catchup agreement between Aztiq and Alvogen originally dated 27 May 2018 as amended for the last time on 20 October 2020.

“Class A Shares” means the class A shares of the Company in issue or to be issued from time to time.

“Closing” has the meaning set forth in Recital (A).

“Closing Date” means the date of closing of the Transactions under the BCA.

“Company Account” means the beneficiary bank account of the Company held with the Company Bank with SWIFT Code “HSBC LULL” and IBAN “LU733740101014926130”. Any transfer in USD addressed to the Company must be made to the intermediary bank account held with HSBC Bank USA, N.A., 452 Fifth Avenue—New York, NY 10018 with SWIFT Code “MRMDUS33”, account number “000264849” and fedwire routing code “021001088”.

“Company Bank” means HSBC France, Luxembourg Branch, 16 Boulevard d’Avranches, L-1160, Luxembourg.

“Company Sale” means (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Securities that represent more than 50% of the total voting power of TopCo or (ii) a sale or disposition of all or substantially all of the assets of TopCo and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of TopCo (or any successor to TopCo) immediately following the closing of such transaction (or series of related transactions) being Beneficially Owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the Beneficial Owners, respectively, of 50% or more of the Equity Securities of TopCo immediately prior to such transaction (or series of related transactions).

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“Company Sale Price” means the price per share for one (1) TopCo Ordinary Share in a Company Sale, inclusive of any escrows, holdbacks or fixed deferred purchase price, but exclusive of any contingent deferred purchase price, earnouts or the like. If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash consideration shall be determined as follows: (i) with respect to any securities: (A) the VWAP over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive business days prior to such day or (B) if at any time the securities are not listed on any securities exchange or quoted on Nasdaq (or successor U.S. exchange) or the over-the-counter market, the value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by an independent, internationally recognized investment banking firm on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant and (ii) with respect to any other non-cash assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant.

“Company Shares” means any share of the Company in issue or to be issued from time to time, including the Class A Shares.

“Conversion” has the meaning set forth in Recital (E).

“Conversion Agreements” means the loan conversion agreements entered into in relation to the 2020 Convertible Loan.

“Converting Bondholder” has the meaning set forth in clause 5.1.

“Coordinators” means any two of Mr. Danny Major or Mr. Arni Hardarson or Mr Tomas Eckman.

“Convertible Loans” means (i) the Alvogen Convertible Loan, (ii) the Aztiq Convertible Loan and (iii) the 2020 Convertible Loan.

“Deed of Adherence” means a deed substantially in the form set out in Annex 9.

“Disclosing Parties” and “Disclosing Party” has the meaning set forth in clause 17.3.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Earnout Shares” has the meaning set forth in clause 6.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“First Merger” has the meaning set forth in Recital (C).

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“First Merger TopCo EGM” has the meaning set forth in clause 10.3.1.

“Floki Loan” has the meaning set forth in the Shareholders’ Agreement.

“Governmental Entity” means any United States or non-United States (a) national, supranational, federal, state, provincial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral body (public or private).

“Initial Shares” means the 4,000,000 shares issued at incorporation of TopCo and held by Floki Holdings.

“Interest Claim” has the meaning set forth in clause 4.5.1.

“Interest Shares” has the meaning set forth in clause 4.5.2.

“Law” means any federal, state, provincial, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Legal Order” has the meaning set forth in clause 17.3.

“Luxembourg Company Law” means the Luxembourg law of 10 August 1915 on commercial companies, as amended.

“Parent” has the meaning set forth in Recital (A).

“PIPE Financing” has the meaning set forth in Recital (F).

“PIPE Valuation” means the price of ten (10) US Dollars per share of each Class A Share (or equivalent shares) issued as part of the PIPE Financing.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Redemption Agreement” means the form redemption agreement substantially in form set out in Annex 7.

“Redemption Deadline” has the meaning set forth in the BCA, i.e. ““Redemption Deadline” means the last date on which the holders of Parent Class A Shares are permitted to submit an election to redeem all or a portion of their Parent Class A Shares in connection with the transactions contemplated by this Agreement as set forth in Governing Documents of Parent.”.

“Second Merger” has the meaning set forth in Recital (G).

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“Second Merger Effective Time” has the meaning set forth in Recital (G).

“Shareholders” has the meaning set forth in the parties section above.

“Shareholders’ Agreement” means the shareholders’ agreement dated 21 October 2020 relating to the Company.

“Terms of Second Merger” means the common terms of merger relating to the Second Merger, substantially in the form set out in Annex 6.

“TopCo Ordinary Share” means an ordinary share in the share capital of TopCo.

“TopCo Ordinary Share Price” means the closing sale price per share of TopCo Ordinary Shares on Nasdaq (or successor U.S. exchange) reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar.

“Transactions” has the meaning set forth in Recital (A).

“Vesting Period” has the meaning set forth in clause 6.1.1.

“VWAP” means the volume weighted average price of TopCo Ordinary Shares as defined by the industry standard.

2.	GRANT OF CONSENTS

2.1	In accordance with Schedule 2, Part 1 of the Shareholders’ Agreement, Alvogen hereby grants the Alvogen Consent (as defined in the Shareholders’ Agreement) for the Transactions.

2.2	In accordance with Schedule 2, Part 1 of the Shareholders’ Agreement, Aztiq hereby grants the Aztiq Consent (as defined in the Shareholders’ Agreement) for the Transactions.

2.3

The Shareholders who are party to the Shareholders’ Agreement acknowledge and agree that no further consent to the Transactions is required thereunder (notably no Relevant Co-Investor Consent (as defined in the Shareholders’ Agreement)).

2.4	The Shareholders who are party to the Convertible Loans acknowledge and agree that no consent to the Transactions is required under or in connection with the respective agreements.

3.	EXERCISE OF RIGHTS UNDER AND IN CONNECTION WITH THE SHAREHOLDERS’ AGREEMENT

3.1	Alvogen Warrant under the Shareholders’ Agreement

Alvogen hereby acknowledges that the Alvogen Warrant Exercise Amount (as defined in the Shareholders’ Agreement) has already been exercised in full and that Alvogen has no further right to exercise the Alvogen Warrant in accordance with clause 11.1 of the Shareholders’ Agreement.

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3.2	Exercise of the Aztiq Funding Right under the Shareholders’ Agreement

3.2.1

Aztiq hereby exercises the right to provide the Aztiq Funding in accordance with clause 10.10 of the Shareholders’ Agreement and subscribes for a number of newly issued Class A Shares of the Company for an aggregate subscription price of USD 50,000,000 as further set out in Annex 3 (the “AF Shares”). The Shareholders agree that the present Framework Agreement replaces any notice required under the Shareholders’ Agreement and waive any further formalities in this respect. Alvogen agrees with the exercise of the In Kind Right under the Shareholders’ Agreement in respect of the subscription and payment of the AF Shares.

3.2.2

In accordance with clause 10.12 (b) and 11.7 (f) of the Shareholders Agreement, the subscription price of USD 50,000,000 shall be paid up (i) by setoff against the principal amount of the Floki Loan (as defined in the Shareholders’ Agreement) in the amount of USD 25,000,000 and (ii) by setoff against an amount of accrued interest due by the Company to Aztiq in the amount of USD 25,000,000 which Aztiq and the Company confirm being undisputed, due and payable (certaine, liquide et exigible). As a consequence of the setoff mentioned under item (i) and (ii) above, the subscription price of the AF Shares is fully paid and the relevant claims are settled.

3.2.3	The Company undertakes to issue the AF Shares, under the Company’s authorised share capital within six (6) Business Days of the date hereof and provide proof of issuance to Aztiq.

3.2.4

Aztiq confirms, for the avoidance of doubt, that the Aztiq Funding Right (as defined in the Shareholders’ Agreement) has thereupon been exercised in full upon completion of the issuance of the AF Shares.

3.3	Exercise of the Alvogen Mirror Funding

3.3.1

Alvogen hereby exercises its remaining right to provide the Alvogen Mirror Funding in accordance with clause 10.11 of the Shareholders’ Agreement and hereby subscribes for a number of newly issued Class A Shares of the Company for an aggregate subscription price of USD 48,696,961 as further set out in Annex 3 (the “AMF Shares”). The Shareholders agree that the present Framework Agreement replaces any notice required under the Shareholders’ Agreement and waive any further formalities in this respect.

3.3.2

In accordance with clause 10.12 (a) and 11.7 (e) of the Shareholders Agreement and subject to clause 3.3.3 of this Framework Agreement, notwithstanding the provisions of clause 4.5 below, the subscription price of USD 48,696,961 shall be paid up by setoff against an amount of accrued interest due by the Company to Alvogen in the amount of USD 48,696,961, which Alvogen and the Company confirm being undisputed, due and payable (certaine, liquide et exigible). As a consequence of such setoff mentioned above, the subscription price of the AMF Shares is fully paid and the relevant claims are settled.

3.3.3

Alvogen may, in its full discretion, prior to the sixth (6th) Business Day following the date of this Framework Agreement, declare that it wishes to pay a portion or all of the subscription price referred to under clause 3.3.2 in cash. In case (i) such declaration is not received prior to the sixth (6th) Business Day following the date of the Framework Agreement, or (ii) Alvogen confirms its decision to operate the setoff referred in clause 3.3.2 in full, the setoff foreseen in clause 3.3.2 shall operate in full on the relevant date.

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3.3.4	The Company undertakes to issue the AMF Shares, under the Company’s authorised share capital within six (6) Business Days of the date hereof and provide proof of issuance to Alvogen.

3.3.5

Alvogen confirms, for the avoidance of doubt, that the Alvogen Mirror Funding Right (as defined in the Shareholders’ Agreement) has thereupon been exercised in full upon completion of the issuance of the AMF Shares.

4.	EXERCISE OF RIGHTS UNDER AND IN CONNECTION WITH THE CONVERTIBLE LOANS

4.1	Use of the Alvogen Convertible Loan

4.1.1

Alvogen hereby exercises its conversion right in respect of an aggregate principal amount of USD 46,500,000 due under the Alvogen Convertible Loan and the Alvogen Transfer Debt and as a result subscribes for the number of Class A Shares of the Company as further detailed in Annex 3 (the “Alvogen Conversion Shares”), the subscription price of which is paid up through conversion of the outstanding principal amount of USD 46,500,000 under the Alvogen Convertible Loan, including the Alvogen Transfer Debt, in accordance with the terms thereof. Alvogen and the Company agree that the present Framework Agreement replaces any notice required under the Alvogen Convertible Loan and the Alvogen Transfer Debt and waive any further formalities in this respect The Company undertakes to issue the Alvogen Conversion Shares, under the Company’s authorised share capital, within six (6) Business Days of the date hereof and provide proof to Alvogen.

4.1.2

Alvogen confirms, for the avoidance of doubt, that any accrued interest remaining due under or in connection with the Alvogen Convertible Loan are not convertible into shares of the Company in accordance clause 4.1 and such interest shall be set-off in accordance with clause 4.5 below.

4.2	Use of the Aztiq Convertible Loan

4.2.1

Aztiq hereby exercises its warrant under the Aztiq Warrant Agreement and subscribes for the number of Class A Shares of the Company as further detailed in Annex 3 for an aggregate Exercise Price (as defined in the Aztiq Warrant Agreement) of USD 11,690,799 (the “AWC Shares”). Aztiq and the Company agree that the present agreement replaces any notice required and waive any further formalities in this respect.

4.2.2

In accordance with clause 3.5 of the Aztiq Warrant Agreement, the subscription price of USD 11,690,799 shall be paid up by setoff against the principal amount due by the Company to Aztiq under the Aztiq Convertible Loan in the amount of USD 11,690,799, which Aztiq and the Company confirm and declare being undisputed, due and payable (certaine, liquide et exigible). As a consequence of the setoff, the subscription price of the AWC Shares is fully paid and the relevant claim under the Aztiq Convertible Loan is settled.

4.2.3	The Company undertakes to issue the AWC Shares, under the Company’s authorised share capital within six (6) Business Days of the date hereof and provide proof of issuance to Aztiq.

4.2.4

Aztiq confirms, for the avoidance of doubt, that any accrued interest remaining due under or in connection with the Aztiq Convertible Loan are not convertible into shares of the Company in accordance with clause 4.2 and such interest shall be set-off in accordance with clause 4.5 below.

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4.3	Aztiq Use of the 2020 Convertible Loan

4.3.1

Aztiq hereby further exercises its warrant under the Aztiq Warrant Agreement and subscribes for the number of Class A Shares of the Company as further detailed in Annex 3 for an aggregate Exercise Price (as defined in the Aztiq Warrant Agreement) of USD 9,375,000 (the “ACL Shares”). Aztiq and the Company agree that the present Framework Agreement replaces any notice required and waive any further formalities in this respect.

4.3.2

In accordance with clause 3.5 of the Aztiq Warrant Agreement, the subscription price of USD 9,375,000 shall be paid up by setoff against the principal amount due by the Company to Aztiq under the 2020 Convertible Loan in the amount of USD 9,375,000, which Aztiq and the Company confirm and declare being undisputed, due and payable (certaine, liquide et exigible). As a consequence of the setoff, the subscription price of the ACL Shares is fully paid and the relevant claims settled.

4.3.3	The Company undertakes to issue the ACL Shares, under the Company’s authorised share capital within six (6) Business Days of the date hereof and provide proof of issuance to Aztiq.

4.3.4

Aztiq confirms, for the avoidance of doubt, that any accrued interest remaining due under or in connection with the 2020 Convertible Loan to Aztiq are not convertible into shares of the Company in accordance with clause 4.3 and such interest shall be set-off in accordance with clause 4.5 below.

4.4	2020 CL Holder use of the 2020 Convertible Loan

4.4.1

Each 2020 CL Holder (except for Aztiq) hereby exercises its conversion rights in respect of the aggregate principal amount due under the 2020 Convertible Loan and as a result subscribes for Class A Shares of the Company for a subscription price of USD 40,625,000, as further detailed in Annex 3 (the “2020 CL Conversion Shares”), the subscription price of which is paid up through conversion of the outstanding principal amount under the 2020 Convertible Loan to them in accordance with the terms thereof.

4.4.2	The Company undertakes to issue the 2020 CL Conversion Shares, under the Company’s authorised share capital, within six (6) Business Days hereof and provide proof thereof to the 2020 CL Holder.

4.4.3

The 2020 CL Holder (other than Aztiq) and the Company agree that the present Framework Agreement replaces any notice required under the 2020 Convertible Loan and waive any further formalities in this respect.

4.4.4

Each 2020 CL Holder confirms, with respect to himself, herself or itself and not for any other party that, for the avoidance of doubt, any amounts or accrued interest remaining due under or in connection with the 2020 Convertible Loan will not be convertible into shares of the Company in accordance with clause 4.4 and such interest shall be set-off in accordance with clause 4.5 below.

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4.5	Use of interest under the Applicable Shareholder Loans and Pre-Closing Financing

4.5.1

The Parties hereby acknowledge and agree that any interest accrued as of the date hereof under the Applicable Shareholder Loans is undisputed, due and payable (certaine, liquide et exigible) and amounts as further detailed in Annex 3 (the “Interest Claim”) and the Applicable Shareholder Loan shall no longer bear interest as at the date hereof.

4.5.2

The Parties agree that each of the Shareholders of the Company (respectively and severally) shall, to the extent they are a party to an Applicable Shareholder Loan (the “Applicable Shareholders”), subscribe for additional Class A Shares in the Company each at the PIPE Valuation as further detailed in Annex 3 (such shares, the “Interest Shares”) the subscription price of which is paid through set-off against the Interest Claim provided that each Applicable Shareholder shall only set-off (together with any necessary corporate action required to give effect to) all of its/his/her portion of the Interest Claim due to each of the Applicable Shareholders respectively, pursuant to the Applicable Shareholder Loans to which they are each respectively a party, for such Interest Shares and the Company hereby agrees to accept such set-off. As a consequence of the setoff, the subscription price of the Interest Shares is fully paid and the relevant claims are settled.

4.5.3

Furthermore, the Parties acknowledge the Pre-Closing Financing (as defined in the BCA) and agree that the Shareholders being a party to it shall be offered to participate in any such Pre-Closing Funding in accordance with clause 10 of the Shareholders’ Agreement, it being understood that (i) the rules of Accelerated Funding (as defined in the Shareholders’ Agreement) may be triggered by Alvogen and Aztiq acting jointly in any circumstance between the date hereof and the Closing Date but without the requirement of urgent funding needs of the Company to trigger the Accelerated Funding and (ii) any other Shareholders hereby acknowledge and agree that their pre-emption right for issuance of new shares under the articles of association (if applicable) may also be complied with through an offer of transfer of any such new shares issued to Alvogen or Aztiq corresponding to the proportion in which they are entitled and for which they have expressly decided to participate, provided that all such transactions shall be consummated prior to the Redemption Deadline. The Shareholders expressly acknowledge and agree that the Company shall create an authorised share capital for these purposes allowing the board of directors of the Company to suppress any existing pre-emption and/or preferential rights (but subject to the rights under this Clause 4.5.3 being complied with and not suppressing pre-emption or subscription rights pursuant to the shareholders’ agreement).

4.5.4

The Company undertakes to issue the Interest Shares, under the Company’s authorised share capital, within six (6) Business Days after the date of this Agreement to any Applicable Shareholders and provide proof of issuance to the Applicable Shareholders.

4.5.1

The Shareholders of the Company and the Company confirm, for the avoidance of doubt, that no amount will remain due under or in connection with the Applicable Shareholder Loans upon issue of the Interest Shares.

5.	COMPENSATORY SHARE ISSUANCE

5.1

The Shareholders acknowledge that the parties identified in Annex 4 (the “Converting Bondholder”) have, in the framework of the amendment of the Tranche A Convertible Bond Instrument constituting Convertible Bonds due 2023 convertible into shares of Alvotech Holdings S.A. and the Tranche B Convertible Bond Instrument constituting Convertible Bonds due 2023 convertible into shares of the Company, subscribed for new Class A Shares of the Company in June 2021 for a subscription price which exceeds the proposed subscription price under the terms of the BCA. The Company therefore wishes to issue, and the Converting Bondholder wish to subscribe to, additional Class A Shares for a nominal subscription price as further set forth in Annex 4 (the “AB Shares”).

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5.2

Each Converting Bondholder hereby subscribes for the relevant AB Shares to be issued to it as further set forth in Annex 4 and undertakes to pay the nominal subscription price set forth against its name in Annex 4 within three (3) Business Days of the date hereof to the Company Account.

5.3	The Company undertakes to convene a shareholders meeting to issue the AB Shares within six (6) Business Days hereof and provide proof of the issuance of the AB Shares to the Converting Bondholders.

5.4

All the Shareholders hereby expressly waive any preferential or other subscription right that they may have to such shares under the Articles of Association, the Shareholders’ Agreement, Luxembourg Law or any other such document or Law in this respect and to vote all of its respective voting rights in the Company in favour of the issuance of the AB Shares.

5.5

The Shareholders which are Converting Bondholders irrevocably, permanently and definitively grant a call option over the AB Shares at the nominal value of such AB Shares in favor of the Company or a Person designated by the Company if Closing does not occur for any reason.

6.	EARNOUT SHARES

6.1

Each Shareholder acknowledges and agrees that, pursuant to the BCA, at the Second Merger Effective Time, such Shareholder will be issued certain TopCo Ordinary Shares as detailed in the Allocation Schedule (the “Earnout Shares”) in connection with the Business Combination, which shall be unvested and shall be subject to the following transfer restrictions, vesting and buyback provisions:

6.1.1

if, at any time during the five (5) years following the Closing date (the “Vesting Period”), the TopCo Ordinary Share Price is at or above a VWAP of $15.00 per share for any ten (10) trading days within any twenty (20) trading day period, one-half (1/2) of the Earnout Shares shall immediately vest and no longer be subject to the Buyback and the transfer restrictions as provided for in clause 6.2 and clause 6.3 respectively;

6.1.2

if, at any time during the Vesting Period, the TopCo Ordinary Share Price is at or above a VWAP of USD 20.00 per share for any ten (10) trading days within any twenty (20) trading day period, all remaining unvested Earnout Shares shall immediately vest and no longer be subject to the Buyback and the transfer restrictions as provided for in clause 6.2 and clause 6.3 respectively.

6.2

Each Shareholder acknowledges and agrees that the Earnout Shares that do not vest in accordance with clause 6.1.1 and clause 6.1.2 during the Vesting Period are transferred back to TopCo in accordance with TopCo’s governing documents in view of their cancellation for a

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consideration equal to their nominal value, payable on such date, and shall be cancelled as soon as practicable by TopCo and without any encumbrance, third party right, further right, obligation or liability of any kind or nature on the part of TopCo or any of the Shareholders (the “Buyback”).

6.3

Subject to the limitations contemplated herein, each Shareholder issued Earnout Shares upon the closing of the Business Combination shall be entitled to the voting and dividend rights generally granted to holders of TopCo Ordinary Shares; provided that the Earnout Shares shall not entitle the holder thereof to, without limiting clause 6.4, any consideration in connection with any sale or other transaction and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by such Person or be subject to execution, attachment or similar process without the consent of TopCo, and shall bear a customary legend with respect to such transfer restrictions. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such Earnout Shares shall be null and void; provided, that, notwithstanding the foregoing, transfers, assignments and sales by the holders of the Earnout Shares are permitted (i) in the case of an holder who is individual, by gift to a member of such holder’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an Affiliate of such person or to a charitable organization; (ii) in the case of an holder who is individual, by virtue of laws of descent and distribution upon death of the individual; (iii) in the case of an holder who is individual, pursuant to a qualified domestic relations order; (iv) by virtue of the holder’s organizational documents upon the winding up and subsequent liquidation or dissolution of such holder; (v) to TopCo for a price not exceeding the nominal value of such Earnout Shares; and (vi) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of TopCo shareholders having the right to exchange their TopCo Ordinary Shares for cash, securities or other property subsequent to the completion of the transactions contemplated by the BCA; provided, however, that in the case of clauses (i) through (iv) these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein.

6.4

In the event that there is a Company Sale after the Closing and during the Vesting Period that will result in the holders of TopCo Ordinary Shares receiving a Company Sale Price equal to or in excess of the applicable price per share set forth in clause 6.1.1 and clause 6.1.2, then immediately prior to the consummation of the Company Sale any such vesting of Earnout Shares set forth herein that has not previously occurred shall be deemed to have occurred and the holders of such Earnout Shares shall be eligible to participate in such Company Sale.

6.5

If during the Vesting Period, the outstanding TopCo Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event shall have occurred (other than, for the avoidance of doubt, a Company Sale), then the applicable price per share set forth in this clause 6 will be equitably adjusted to reflect such change.

7.	KYC

Each Shareholder shall provide all requisite information reasonably requested by the Company (noting that the Shareholders are already a shareholder in the Company) to permit the completion of the transactions and/or the Business Combination and compliance with legal obligations incumbent on the Company, including, without limitation, any know your customer documentation and the details of the securities account held to which such shares shall be delivered as the case may be.

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8.	OWNERSHIP

8.1

Each of the Shareholders confirm that its respective shareholding in the Company referred to in Annex 2 is true and correct on the date hereof prior to giving effect to any of the transactions contemplated hereby and, for the avoidance of doubt, confirms that it agrees with the overall shareholding reflected. Any future transfer of Company Shares in accordance with clause 8.3 of the present Framework Agreement shall comply with the Shareholders’ Agreement to the extent the transferring Shareholder is a party thereto. The Company confirms that the share register reflects the Company’s shareholding as of the date hereof. The Parties notably acknowledge and accept that 12,388 Company Shares and 40,797 Company Shares to be issued pursuant to Clause 4.4 (38,580 Company Shares) and Clause 4.5 (2,217 Company Shares) by way of conversion and/or set-off against the amount (principal and interests) due under Advances will be transferred by Alvogen Aztiq AB to Arion Banki hf as contemplated in the 2020 financing round.

8.2

Subject to clause 8.3, each Shareholder hereby undertakes and agrees, notwithstanding any other agreement entered into or commitment made to it, not to transfer its Company shares held or issued in the future in the Company for a period ending with the time of the Second Merger and/or the termination of the present Framework Agreement in accordance with its terms.

8.3

A Shareholder may transfer its Company Shares until the day prior the tenth (10th) calendar days prior the First Merger TopCo EGM (i) provided that the transferee has executed a Deed of Adherence (and, to the extent the Shareholder was a party to the Shareholders’ Agreement, has adhered to the Shareholders’ Agreement) and has provided a signed copy to the Company ten (10) calendar days prior the First Merger TopCo EGM and (ii) subject to Clause 8.4 of the present Framework Agreement.

8.4

The Company shall not recognise or register any transfer which does not comply with the provisions of this Clause 8 and all parties acknowledge and agree that the Company shall continue to treat the purported transferor, but not the transferee, as Shareholder for all purposes of the transactions contemplated by this Agreement and each Shareholder agrees to hold the Company and TopCo harmless for any cost and damages caused by a purported transfer in violation of the Framework Agreement and the Shareholders’ Agreement (if applicable).

8.5	The Company shall provide reasonable prior notice of the contemplated Closing Date to each Shareholder.

9.	REDEMPTION

Subject to the First Merger having occurred, TopCo shall redeem and then cancel the Initial Shares by way of a decrease of the share capital of TopCo at nominal value and repay to Floki Holdings the initial subscription price of USD 40,000 in cash by way of wire transfer within three (3) Business Days following such date. The Initial Shares shall be cancelled as a consequence of the redemption and share capital decrease accordingly.

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10.	MERGERS

10.1	The Parties acknowledge that the closing of the Transactions requires, inter alia, the closing of the First Merger and the Second Merger.

First Merger

10.2

Floki Holdings acknowledges that the First Merger is a prerequisite for the closing of the Transactions (and itself part thereof) and agrees to take such action and to procure that such action is taken as is reasonably requested by TopCo to achieve the closing of the Transactions.

10.3	In particular, Floki Holdings undertakes to all other Shareholders:

10.3.1	to vote in favour of the First Merger at the general meeting of shareholders of TopCo convened in this respect (the “First Merger TopCo EGM”); and

10.3.2

to grant a proxy substantially in the form attached as Annex 5 to this Framework Agreement to the Coordinators, each acting individually, to take any action as may be required in respect of the approval of the First Merger and implementation of the present Framework Agreement, and notably to represent it at the First Merger TopCo EGM.

10.4	Second Merger

10.5

Each Shareholder acknowledges that the Second Merger is a prerequisite for the closing of the Transactions (and itself part thereof) and agree to take such action and to procure that such action is taken as is reasonably requested by the Company to achieve the closing of the Transactions.

10.6	In particular, each Shareholder undertakes to all other Shareholders and TopCo:

10.6.1

to vote in favour of the Second Merger at the general meeting of shareholders of the Company convened in this respect (provided that any Oaktree-affiliated shareholder who is unable to vote in favour of the Second Merger due to a conflict of interest under applicable law or such Shareholder’s organizational documents, shall not be deemed to have agreed to vote in favour of the Second Merger and shall abstain from such vote);

10.6.2

to grant a proxy substantially in the form attached as Annex 5 to this Framework Agreement to the Coordinators, each acting individually with full power of substitution, to take any action as may be required in respect of the Transactions (including the approval of the Second Merger and implementation of the present Framework Agreement), and to represent the respective Shareholder at the general meeting of shareholders of the Company convened to approve the Second Merger on the basis of the Terms of Second Merger substantially in the form set out in Annex 6 to this Framework Agreement;

10.6.3

to waive the requirements of the establishment of a report by the board of directors of the Company and the chairman (président) of TopCo in respect of the Second Merger in accordance with Art. 1021-5 (3) of the Luxembourg Company Law;

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10.6.4

to waive the requirements of the verification of the exchange ratio and the Terms of Second Merger and establishment of a report by an independent auditor (réviseur d’entreprises agréé) in accordance with Art. 1021-6 (3) of the Luxembourg Company Law respectively for the Company and TopCo and to acknowledge that a report of an independent auditor on the contribution in kind in accordance with Art. 420-10 of the Luxembourg Company Law is prepared by Deloitte Luxembourg or another Luxembourg independent auditor (réviseur d’entreprises agréé) as a consequence; and

10.6.5	to waive the preparation of an unaudited interim balance sheet of the Company and TopCo in accordance with Art. 1021-7 (1) of the Luxembourg Company Law.

10.7	Floki Holdings hereby undertakes to the Shareholders and the Company:

(a)	to vote in favour of the Second Merger at the general meeting of shareholders of TopCo convened in this respect;

(b)

to this effect grant proxy in the form attached as Annex 5 to the present agreement to the Coordinators, each acting individually with full power of substitution, to take any action as may be required in respect of the approval of the Transactions (including the Second Merger and implementation of the present Framework Agreement), and to represent Floki Holdings at the general meeting of the sole shareholder of TopCo convened to approve the Terms of Second Merger substantially in the form set out in Annex 6;

(c)

to waive the requirements of the establishment of a report by the chairman (président) of TopCo and the board of directors of the Company in respect of the Second Merger in accordance with Art. 1021-5 (3) of the Luxembourg Company Law;

(d)

to waive the requirements of the verification of the exchange ratio and the Terms of Second Merger and establishment of a report by an independent auditor (réviseur d’entreprises agréé) respectively for the Company and TopCo in accordance with Art. 1021-6 (3) of the Luxembourg Company Law, and to acknowledge that a report of an independent auditor on the contribution in kind in accordance with Art. 420-10 of the Luxembourg Company Law is prepared by Deloitte Luxembourg or another Luxembourg independent auditor (réviseur d’entreprises agréé) as a consequence;

(e)	to waive the preparation of an unaudited interim balance sheet of the Company and TopCo in accordance with Art. 1021-7 (1) of the Luxembourg Company Law.

10.8

The board of directors of the Company and the chairman (président) of TopCo have approved the Terms of Second Merger substantially in the form set out in Annex 6, which shall be published in due course. TopCo and the Company further undertake to convene their respective general meetings of shareholders on or about the date falling one month after the date of publication of the Terms of Second Merger.

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11.	REPRESENTATIONS AND WARRANTIES

11.1

Each of the Parties (except as otherwise described below) makes the representations and warranties to each other Party on the date of this Framework Agreement by reference to the facts and circumstances then existing on that date on the date hereof in respect to itself:

11.1.1

subject to item (B) below :(A) following the consummation of the transactions contemplated by this Framework Agreement, there shall be no Equity Securities of the Company issued and outstanding to it other than the shares listed in the Allocation Schedule attached hereto (which shall include the shares issued following the consummation of the transactions contemplated by this Framework Agreement), (B) it is acknowledged and accepted that the Allocation Schedule may be subject to adjustments between the date hereof and Closing Date in case of Pre-Closing Financing and/or to reflect the transfer contemplated under clause 8.1;

11.1.2

it is duly incorporated (if a corporate person) or duly established (in any other case) and validly existing and (where applicable) in good standing under the law of its jurisdiction of incorporation or formation as of the date hereof and as of the Closing Date;

11.1.3

it has the power and authority to enter into, perform, and has taken all necessary action to authorise its entry into, performance and delivery of this Framework Agreement and the transactions contemplated by this Framework Agreement;

11.1.4

the entry into and performance by it of, and the transactions contemplated by, this Framework Agreement and the agreements to which it is a party have been duly and validly authorized and no other act or proceeding is necessary to authorize the execution or performance of this Framework Agreement and the consummation of the transactions contemplated hereby;

11.1.5

the entry into and performance by it of, and the transactions contemplated by, this Framework Agreement and the agreements to which it is a party do not and will not conflict with or result in any material breach of any Law or regulation applicable to it or its constitutional documents (where applicable);

11.1.6

the entry into and performance by it of, and the transactions contemplated by, this Framework Agreement and the agreements to which it is a party do not and will not require any material filing with, or the obtaining of any material consent or material approval of, any Governmental Entity (other than as required under the Securities Act or the Exchange Act, by Nasdaq or Nasdaq First North, or filing of the Second Merger Documents under any applicable Laws of Luxembourg); and

11.1.7	Aztiq, Alvogen and the 2020 CL Holders have respectively full and undisputed ownership of the relevant loan that converts, which is free from any lien, encumbrance or other third party right.

12.	BOARD APPOINTMENTS

12.1	The following persons shall be the members of the board of directors of TopCo to be appointed effective upon closing of the Transactions:

•	Robert Wessman, Executive Chairman

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•	Richard Davies, Deputy Chairman

•	Tomas Ekman, Director

•	Faysal Kalmoua, Director

•	Ann Merchant, Director

•	Arni Hardarson, Director

•	Lisa Graver, Director

•	Linda McGoldrick, Director

•	a Person appointed by Parent.

13.	COOPERATION

13.1

Each Shareholder undertakes to do any act or action (including but not limited to the execution of any proxy or amendment), to satisfy any reasonable requirements that the Company, Floki Holdings or the Coordinators may request in writing (including by e-mail) for the purposes of any “know your customer” requirements applicable to the Company or necessary and/or useful and/or desirable to implement or complete the Transactions and the Business Combination, and notably agree to and undertake towards Floki Holdings, TopCo and the other Shareholders to vote in favour of any resolution to (i) comply with its obligations and undertakings in the Framework Agreement and/or (ii) give full effect to any provision of the Framework Agreement and any other agreement or transaction referenced herein.

13.2

Each Party authorises and instructs the Coordinators (acting solely in their capacity as such), each acting individually, and such other person or persons that the Coordinators may nominate to act on their behalf (including their legal counsel) to prepare, negotiate, amend, finalise, execute, deliver, dispatch or cause to be executed and delivered any and all agreements, amendments, instruments, certificates, reports, applications, notices, letters or other documents as deemed appropriate by the Coordinators, any and do all such other acts and things as, in the reasonable opinion of any such Coordinator, may be necessary, appropriate or desirable in order to give full effect to any provision of the present Framework Agreement and any other agreement or transaction referenced herein and to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Coordinators under or in connection with this Framework Agreement and/or desirable and/or useful to give full effect to any provision of the present Framework Agreement and any other agreement or transaction referenced herein. Such power shall include the power to split, merger or consolidate the Company Shares prior to the Closing Date if (i) the rights of the Shareholders conferred by the Company Shares remain unaffected and (ii) the split, merger or consolidated occurs pro rata to all Shareholders.

13.3

The Coordinators (acting in their capacity as such), and any other person or persons that the Coordinators may nominate to act on their behalf (including their legal counsel), shall not be liable to any party for any action taken or not taken under or in connection with this Framework Agreement (including any losses, damages, claims, liabilities, costs and expenses of any kind) unless directly caused by their fraud, gross negligence, wilful breach or misconduct.

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13.4	The Parties agree that:

(a)

subject to clause 13.4(b) below, the undertakings included in clause 13 and clause 24, the power of attorney executed in accordance with clauses 10.3.2, 10.6.2 and 10.7(b) and any powers of attorney included in or made pursuant to this Framework Agreement are limited to giving effect to this Framework Agreement and any other agreement or transactions contemplated under this Framework Agreement and/or the Business Combination and/or the Business Combination Agreement in accordance with the BCA; and

(b)

any waivers or amendments (i) which have not been explicitly agreed in the Framework Agreement and (ii) which materially adversely affect any Shareholder’s right shall first require the consent of that Shareholder before the execution of any document in pursuance of clause 13 and clause 24 and/or the power~~s~~ of attorney executed in accordance with clauses 10.3.2, 10.6.2 and 10.7(b).

13.5

Each Party agrees in accordance with article 2003 of the Luxembourg civil code that the powers of attorney granted pursuant to this Clause shall not terminate upon the occurrence of bankruptcy (faillite), the opening of guardianship (la mise sous tutelle) or similar Luxembourg or foreign Law proceedings affecting the rights of creditors generally in respect of any Party. The present powers of attorney shall terminate with the closing of the Transactions.

13.6

The Parties further agree that each power of attorney granted pursuant to this Clause is a joint mandate (“mandat d’intérêt commun”) granted in the common interest of all the Parties, the Company and the Coordinators and cannot be revoked by its grantor without the consent of the other Parties the Company and the Coordinators. This joint mandate (“mandat d’intérêt commun”) is granted with effect as of the date hereof until the Closing Date. Upon request by the relevant grantor, of the power of attorney, the Coordinators shall report on any use of the power of attorney made.

14.	CATCHUP AGREEMENT

The parties to the Catchup Agreement hereby terminate the Catchup Agreement and all parties thereto confirm not having any outstanding rights or claims thereunder.

15.	TERMINATION AND EFFECT

15.1

Subject to clause 15.3 below, this Framework Agreement shall terminate on the earlier of (i) the Closing Date, (ii) the date on which the Business Combination Agreement is validly terminated and (iii) the second year anniversary of the signature date of the present Framework Agreement. For the avoidance of doubt, to the extent any steps have been taken under the present Framework Agreement before its termination in accordance with this clause 15.1, no Party shall be under any obligation to unwind such steps and acts notwithstanding a termination.

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15.2

The Parties further confirm for the avoidance of doubt that any rights and obligation referred herein with respect to the Shareholders’ Agreement, the Conversion Agreements or the Redemption Agreement only bind the parties to the respective agreements, and waivers and/or consents granted shall only bind the relevant party given the same, without prejudice to other rights and obligations such party or any other party hereto may have, which rights shall not be affected by this Framework Agreement.

15.3

Notwithstanding any termination, Clauses 6, 15, 16, 17, 18, 19, 21, 22, 23, 24, 26, 27, 28 and 29 shall continue to apply until the Business Day following the fifth (5th) anniversary of the Closing Date.

15.4

The rights and obligations of the Parties in this Framework Agreement are several and not joint and/or joint and several, except where this Framework Agreement expressly identifies such rights and/or obligations as being joint and/or joint and several.

16.	FEES

Each Party shall bear its own taxes, costs and expenses in connection with the negotiation, preparation, execution and implementation of the Framework Agreement and the related Transactions steps.

17.	CONFIDENTIALITY

17.1	All Parties’ confidentiality obligations

Each Party must:

(a)	not disclose information relating to the negotiation, existence or provisions of the Framework Agreement unless it has first obtained the other Parties’ permission; and

(b)	ensure that no Affiliate discloses information relating to the negotiation, existence or provisions of the Framework Agreement unless it has first obtained the other Parties’ permission.

17.2	Permitted disclosures

Clause 17.1 does not apply to a disclosure or use of information if:

(a)

the disclosure or use is made by the directors, officers or employees of the group or as may be required for the operation of the business of the group (provided that the specific terms of this Framework Agreement shall not be disclosed) or in connection with the investment contemplated by this Framework Agreement, and provided that it is done on a confidential basis and in accordance with the terms of the Shareholders’ Agreement;

(b)

notwithstanding anything to the contrary herein, the disclosing Party and its representatives shall be permitted to disclose information relating to the negotiation, existence or provisions of the Framework Agreement without notice to the other Party or Parties where such disclosure is made in connection with a routine regulatory examination and requested by a regulator claiming jurisdiction over the disclosing Party or such representative;

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(c)

the disclosure is made to potential funders or potential investors of a Group Company and their respective advisors, employees, officers, representatives or consultants (provided that the specific terms of this Framework Agreement shall not be disclosed and it is done on a confidential basis);

(d)	the disclosure or use is, and to the extent, required by applicable Law, a court of competent jurisdiction or a competent judicial, governmental, supervisory or regulatory body;

(e)

the disclosure or use is, and to the extent, required by a rule of a stock exchange or listing authority on which the shares or other securities in a member of the disclosing person’s group are listed or traded;

(f)

the disclosure or use is, and to the extent, required for the purpose of legal proceedings arising out of the Framework Agreement or the disclosure is required to be made to a tax authority in connection with the tax affairs of a member of the disclosing person’s group;

(g)	the disclosure or use is only to the extent that such information is properly available to the public (otherwise than, directly or indirectly, as a result of a breach of this clause 17); or

(h)

the disclosure is made to a professional adviser of the disclosing person, in which case the disclosing person is responsible for ensuring that the professional adviser complies with the terms of this clause 17, as if it were a party to this Framework Agreement.

17.3	Consultation required before a permitted disclosure

17.3.1

The Parties may only make a disclosure in the circumstances contemplated by clauses 17.2(d) or 17.2(e) (a “Legal Order”) if, before making the disclosure, such Parties (the “Disclosing Parties” and each a “Disclosing Party”), have to the extent legally permitted, provided the Company or any relevant Parties with

(a)	prompt written notice of such requirement so that the Company or any relevant Parties may seek a protective order or other remedy at the Disclosing Party’s sole expense; and

(b)	reasonable assistance in opposing such disclosure or seeking a protective order or other limitations on disclosure to the extent it is reasonably practicable to do so.

17.3.2

If, after providing such notice and assistance as required herein, the Company or any relevant Parties remains subject to a Legal Order to disclose any confidential information, the Party concerned by the Legal Order shall disclose, and, if applicable, shall require its representatives or other persons to whom such Legal Order is directed to disclose, no more than that portion of the confidential information which such Legal Order specifically requires, and shall use commercially reasonable efforts to obtain assurances from the applicable court or agency that such confidential information will be afforded confidential treatment.

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17.3.3

Notwithstanding the foregoing, confidential information may be disclosed, and no notice as referenced above is required to be provided, pursuant to requests for information in connection with routine supervisory examinations by regulatory authorities with jurisdiction over the Parties; provided that the concerned Party informs any such authority of the confidential nature of the information disclosed to them and to keep such information confidential in accordance with such authority’s policies and procedures.

18.	NOTICES

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as set forth in Annex 8 or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

19.	VARIATION AND ASSIGNMENT

19.1

Any variation of this Framework Agreement is valid only if it is in writing and signed by (i) each Party hereto or (ii) insofar obligations of only some parties are concerned (including, but not limited, to Shareholders), such parties consent is required for an amendment, provided that if the effect of such amendment is to materially adversely affect another Party in any way, that Party’s consent shall also be required for the amendment to become effective.

19.2

No Party may, without the prior written consent of the other Parties, assign the benefit of all or any of the other Party’s obligations under this Framework Agreement, except to the extent expressly permitted herein.

20.	WAIVER

Failure to exercise, or a delay in exercising, a right or remedy provided by this Framework Agreement or by Law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Framework Agreement or by Law prevents the further exercise of the right or remedy or the exercise of another right or remedy. A waiver of a breach of this Framework Agreement does not constitute a waiver of a subsequent or prior breach of this Framework Agreement.

21.	DEED OF ADHERENCE

21.1

Notwithstanding any other provision of this Framework Agreement, no person who is not a party to this Framework Agreement shall be entitled to become a transferee of any Company Shares or to acquire any rights hereunder or be registered as the holder of any Company Shares unless such person signs, executes and delivers a fully valid and binding Deed of Adherence substantively in the form set out in Annex 9 (Deed of Adherence), it being understood that in addition an adherence to other relevant agreements may be required as well (including, but not limited to the Shareholders’ Agreement and any support agreement between Oaktree Acquisition Holdings II, L.P. and certain shareholders).

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21.2

The benefit and rights of this Framework Agreement shall extend to any person who acquires Company Shares in accordance with this Framework Agreement and who enters into a Deed of Adherence but without prejudice to the continuation inter se of the rights and obligations of the original parties to this Framework Agreement and any other persons who have entered into such a Deed of Adherence and each of the Parties agrees that the Company shall enter into the Deed of Adherence on their behalf for the purpose of the present Clause 21.

22.	ENTIRE AGREEMENT

22.1

The Framework Agreement and the BCA and ancillary documents thereunder or referred therein set out the entire agreement between all the Parties in respect of the subject matter of this Framework Agreement and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Framework Agreement. Subject to clause 22.2, for the avoidance of doubt, any bilateral or multilateral agreement between some Parties, including but not limited to the Shareholders’ Agreement as well as any documentation relating to the Framework Agreement shall not be affected, except as expressly set forth herein, and shall continue to have full effect and validity among such Parties.

22.2

The Shareholders’ Agreement shall terminate automatically at the Closing Date without any action by any Party hereto or any other Person; provided that the Surviving Provisions (as defined therein) and clause 20 shall survive such termination in accordance with their respective terms. The Shareholders acknowledge and agree that any subscription right they have under the Shareholders’ Agreement shall not be exercised by any of them as from the signature date of this Framework Agreement unless otherwise agreed in the present Framework Agreement or in connection with the Pre-Closing Financing or required pursuant to section 6.2(d) of the BCA and hereby waive to exercise such subscription right or any equivalent right as from the signature date of the present Framework Agreement unless otherwise agreed in the present Framework Agreement or in connection with the Pre-Closing Financing or required pursuant to section 6.2(d) of the BCA .

22.3

Each Party agrees and acknowledges that it has not relied on or been induced to enter into this Framework Agreement by a warranty, statement, representation or undertaking which is not expressly included in this Framework Agreement.

23.	INVALIDITY

If a provision of this Framework Agreement is found to be illegal, invalid or unenforceable, then to the extent it is illegal, invalid or unenforceable, that provision will be given no effect and will be treated as though it were not included in this Framework Agreement, but the validity or enforceability of the remaining provisions of this Framework Agreement will not be affected.

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24.	FURTHER ASSURANCE

Each Party must do, and must use all reasonable efforts to procure, so far as it is able, that any other person does all such further acts and things, executes and performs such further deeds and documents; and gives such further assurances, in each case as may reasonably be required to give effect to this Framework Agreement and the transactions contemplated by this Framework Agreement, provided that (i) it shall not do anything that contradicts or restricts its obligations under this Framework Agreement or any other agreement it has entered into in connection with the Business Combination and (ii) any expenses of such Party properly incurred for taking any such action under this clause 24, in the absence of any direct or indirect benefit accruing to such Party in connection therewith, shall be borne by the Company.

25.	COUNTERPARTS

This Framework Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original, but all of which when taken together constitutes a single instrument.

26.	INDULGENCE

No relaxation, forbearance, indulgence or delay of a Party in exercising a right under this Framework Agreement is to be construed as a waiver of that right and does not affect the ability of that Party subsequently to exercise that right or to pursue a remedy in respect of it, nor does any such relaxation, forbearance, indulgence or delay constitute a waiver of any other right.

27.	GOVERNING LAW

This Framework Agreement (together with all documents to be entered into pursuant to it which are not expressed to be governed by another Law) is governed by, and to be construed in accordance with the Laws of the Grand Duchy of Luxembourg.

28.	ARBITRATION

(a)

Any dispute, difference, controversy, or claim arising out of or in connection with this Framework Agreement shall be referred to and finally resolved by arbitration under the Rules, which are deemed to be incorporated by reference into this clause. Capitalised terms used in this clause 28 and not otherwise defined in this Framework Agreement have the meanings given to them in the Rules.

(b)	The seat, or legal place, of arbitration shall be Luxembourg, Grand Duchy of Luxembourg.

(c)	The number of arbitrators shall be three and they shall be appointed in accordance with Article 10 of the Rules. The provisions on Simplified Proceedings (as defined in the Rules) shall not apply.

(d)	The language to be used in the arbitral proceedings shall be English.

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29.	REMEDIES

Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Framework Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Framework Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Framework Agreement and to enforce specifically the terms and provisions of this Framework Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Framework Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

[Remainder of page left intentionally blank, signature pages follow]

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[Signature page – Alvotech BCA Framework Agreement]

Alvotech Holdings S.A.

/s/ Robert Wessman
By: Robert Wessman
Title: Director and authorized signatory

1-29

[Signature page – Alvotech BCA Framework Agreement]

Alvotech Lux Holdings S.A.S.

/s/ Helga Tatjana Zharov
By: Helga Tatjana Zharov
Title: Authorized signatory

1-30

[Signature page – Alvotech BCA Framework Agreement]

Floki Holdings S.à.r.l.

/s/ Robert Wessman
By: Robert Wessman
Title: Manager and authorized signatory

1-31

[Signature page – Alvotech BCA Framework Agreement]

Alvogen Lux Holdings S.à.r.l.

/s/ Tomas Ekman	/s/ Jung Ryun Park
By: Tomas Ekman	By: Jung Ryun Park
Title: Class A Director	Title: Class B Director

/s/ Robert Wessman
By: Robert Wessman
Title: Class C Director

1-32

[Signature page – Alvotech BCA Framework Agreement]

/s/ Mr. Richard Davies
Mr. Richard Davies

1-33

[Signature page – Alvotech BCA Framework Agreement]

Fuji Pharma Co., Ltd.

/s/ Takayuki Iwai
By: Takayuki Iwai
Title: President and CEO

1-34

[Signature page – Alvotech BCA Framework Agreement]

FFI Fund Ltd.

/s/ John N. Spinney Jr.
By: John N. Spinney Jr.
Title: Authorized Signatory

1-35

[Signature page – Alvotech BCA Framework Agreement]

FYI Ltd.

/s/ John N. Spinney Jr.
By: John N. Spinney Jr.
Title: Authorized Signatory

1-36

[Signature page – Alvotech BCA Framework Agreement]

Olifant Fund, Ltd.

/s/ John N. Spinney Jr.
By: John N. Spinney Jr.
Title: Authorized Signatory

1-37

[Signature page – Alvotech BCA Framework Agreement]

Aztiq Pharma Partners S.à.r.l.

/s/ Robert Wessman
By: Robert Wessman
Title: Manager and authorized signatory

1-38

[Signature page – Alvotech BCA Framework Agreement]

YAS Holding LLC

/s/ Mr. Murshed Abdo Murshed Alredaini
By: Mr. Murshed Abdo Murshed Alredaini
Title: Group CEO

1-39

[Signature page – Alvotech BCA Framework Agreement]

/s/ Mr. Ashraf Radwan
Mr. Ashraf Radwan

1-40

[Signature page – Alvotech BCA Framework Agreement]

/s/ Mr. Murshed Abdo Murshed Alredaini
Mr. Murshed Abdo Murshed Alredaini

1-41

[Signature page – Alvotech BCA Framework Agreement]

/s/ Mr. Efgan Dengür
Mr. Efgan Dengür

1-42

[Signature page – Alvotech BCA Framework Agreement]

Baxter Healthcare SA

/s/ Ignacio Martinez de Lecea	Baxter Healthcare SA
By: Ignacio Martinez d Lecea	Thurgauerstrasse 130
Title: Deputy General Counsel, Legal – EMEA	8152 Glattpark (Opfikon)
03 December 2021	Switzerland

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[Signature page – Alvotech BCA Framework Agreement]

On behalf of Shinhan Healthcare Fund 5,
Shinhan Investment Corp., as a General
Partner

/s/ Shinhwa Park
By: Shinhwa Park
Title: Team Leader

1-44

[Signature page – Alvotech BCA Framework Agreement]

Santo Holding (Deutschland) GmbH

/s/ Melissa Simon	/s/ Stephan Sperber
By: Melissa Simon	By: Stephan Sperber
Title: Managing Director	Title: Authorized Signatory

1-45

[Signature page – Alvotech BCA Framework Agreement]

Corneliu-Laurentiu Scheusan

/s/ Laurentiu Scheusan
By:
Title: Laurentiu Scheusan

1-46

[Signature page – Alvotech BCA Framework Agreement]

ATH20 sihf

/s/ Valdimar Armann
By: Valdimar Armann
Title: Managing Director

1-47

[Signature page – Alvotech BCA Framework Agreement]

Delcotech Funding LLC

/s/ Robert E Davis
By: Robert E Davis
Title: Managing Director

1-48

[Signature page – Alvotech BCA Framework Agreement]

OCM Strategic Credit Investments S.à.r.l.

By: /s/ Martin Eckel
Name: Martin Eckel
Title: Manager

Date:

By: /s/ Flora Verrecchia
Name: Flora VERRECCHIA
Title: Manager

Date:

1-49

[Signature page – Alvotech BCA Framework Agreement]

OCM Luxembourg SC Fund B S.à.r.l.

By: /s/ Martin Eckel
Name: Martin Eckel
Title: Manager

Date:

By: /s/ Flora Verrecchia
Name: Flora VERRECCHIA
Title: Manager

Date:

1-50

[Signature page – Alvotech BCA Framework Agreement]

OCM Luxembourg SC Fund A S.à.r.l.

By: /s/ Martin Eckel
Name: Martin Eckel
Title: Manager

Date:

By: /s/ Flora Verrecchia
Name: Flora VERRECCHIA
Title: Manager

Date:

1-51

[Signature page – Alvotech BCA Framework Agreement]

Oaktree Strategic Income II Inc.

By: Oaktree Fund Advisors, LLC
Its: Investment Adviser

By: /s/ Maria Attaar
Name: Maria Attaar
Title: Vice President

Date:

By: /s/ Brian Price
Name: Brian Price
Title: Senior Vice President

Date:

1-52

[Signature page – Alvotech BCA Framework Agreement]

/s/ Mr. Chang Jun Kim
Mr. Chang Jun Kim

1-53

[Signature page – Alvotech BCA Framework Agreement]

Mercer QIF Fund plc – Mercer Investment Fund 1
By: Lodbrok Capital LLP as Investment Manager

/s/ Dushy Selvaratnam
By: Dushy Selvaratnam
Title: Chief Operating Officer

1-54

[Signature page – Alvotech BCA Framework Agreement]

OCM Strategic Credit Investments 2 S.à.r.l.

By: /s/ Martin Eckel
Name: Martin Eckel
Title: Manager

Date:

By: /s/ Flora Verrecchia
Name: Flora VERRECCHIA
Title: Manager

Date:

1-55

[Signature page – Alvotech BCA Framework Agreement]

Oaktree Specialty Lending Corporation

By: Oaktree Fund Advisors, LLC
Its: Investment Adviser

By: /s/ Maria Attaar
Name: Maria Attaar
Title: Vice President

Date:

By: /s/ Brian Price
Name: Brian Price
Title: Senior Vice President

Date:

1-56

[Signature page – Alvotech BCA Framework Agreement]

Morgan Stanley & Co. International Plc

/s/ Lee Setyon
By: Lee Setyon
Title: Authorized Signatory

1-57

[Signature page – Alvotech BCA Framework Agreement]

Crown Managed Accounts SPC – Crown / Lodbrok Segregated Portfolio
By: Lodbrok Capital LLP as Investment Manager

/s/ Dushy Selvaratnam
By: Dushy Selvaratnam
Title: Chief Operating Officer

1-58

[Signature page – Alvotech BCA Framework Agreement]

Kapitalforeningen Investin Pro – Lodbrok Select Opportunities
By: Lodbrok Capital LLP as Investment Manager

/s/ Dushy Selvaratnam
By: Dushy Selvaratnam
Title: Chief Operating Officer

1-59

[Signature page – Alvotech BCA Framework Agreement]

Lodbrok European Credit Opportunities S.à.r.l.
By: Lodbrok Capital LLP as Investment Manager

/s/ Dushy Selvaratnam
By: Dushy Selvaratnam
Title: Chief Operating Officer

1-60

[Signature page – Alvotech BCA Framework Agreement]

Alvogen Aztiq AB

/s/ Arni Hardarson
By: Arni Hardarson
Title: Director

1-61

ANNEX 1 – BCA

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ANNEX 2 - LIST OF SHAREHOLDERS

1-63

ANNEX 3– EXERCISE OF AZTIQ FUNDING AND ALVOGEN MIRROR FUNDING RIGHT AS WELL

AS CONVERSION RIGHTS UNDER THE 2020 CONVERTIBLE LOAN

1-64

ANNEX 4 - COMPENSATORY SHARES ISSUANCE

1-65

ANNEX 5 - FORM OF POA

1-66

ANNEX 6 – TERMS OF SECOND MERGER

1-67

ANNEX 7 – REDEMPTION AGREEMENT

1-68

ANNEX 8 – NOTICE DETAILS

1-69

ANNEX 9 – DEED OF ADHERENCE

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